Exhibit 3.2

Revised Text of Section 7 of By-Laws

7.             (a)           Each Director to be elected by the stockholders of the Corporation shall be elected by the affirmative vote of a majority of the votes cast with respect to that Director by the shares represented and entitled to vote thereon at a meeting of the stockholders at which a quorum is present; provided, however, that if the Board of Directors determines that the number of nominees exceeds the number of Directors to be elected at such meeting (a “Contested Election”), and such determination has not been rescinded by the Board of Directors by the date that is 20 days prior to the date for such meeting as initially announced, each of the Directors to be elected at such meeting shall be elected by the affirmative vote of a plurality of the votes cast by the shares represented and entitled to vote at such meeting.  For purposes of this Section, a “majority of the votes cast” means that the number of votes cast “for” a candidate for Director exceeds the number of votes cast “against” that Director.  In a Contested Election, stockholders will be given the choice to cast “for” or “withhold” votes for the election of Directors and shall not have the ability to cast any other vote with respect to such election of Directors.

(b)           If an incumbent Director who was nominated for reelection does not receive the affirmative vote of a majority of the votes cast with respect to that Director at an annual meeting at which there was no Contested Election, the Director shall promptly tender his or her resignation to the Board of Directors.  The Corporate Governance and Nominating Committee will make a recommendation to the Board of Directors whether to accept or reject the tendered resignation, or whether other action should be taken.  The Board of Directors will act on the tendered resignation, taking into account the Committee’s recommendation, within 90 days from the date of the certification of the election results and shall notify the Director concerned of its decision.  The Corporate Governance and Nominating Committee in making its recommendation, and the Board of Directors in making its decision, may each consider all factors it considers relevant, including any stated reasons for “against” votes, whether the underlying cause or causes of the “against” votes are curable, the criteria for selection of Directors, if any, set forth in the Corporation’s Corporate Governance Guidelines or other policies that are to be considered by the Corporate Governance and Nominating Committee in evaluating potential candidates for the Board of Directors as such criteria relate to each Director who has so tendered his or her resignation, the length of service of such Director, and such Director’s contributions to the Corporation.  The Corporation shall, within five business days after the Board of Directors reaches its decision, publicly disclose the decision in a periodic or current report filed with the Securities and Exchange Commission. Notwithstanding the foregoing, if the result of the Board of Directors accepting all of the tendered resignations then pending, would be that the Corporation would have fewer than three Directors who were in office before the election of Directors, the Board of Directors may determine to extend such 90-day period by an additional 90 days if it determines that such an extension is in the best interests of the Corporation and its stockholders.

(c)           A Director who tenders his or her resignation shall not participate in the recommendation of the Corporate Governance and Nominating Committee or the decision of the Board of Directors with respect to his or her resignation. If a majority of the members of the Corporate Governance and Nominating Committee have tendered their resignations, the Board of Directors shall appoint a committee of independent Directors who either (i) received the affirmative vote of a majority of the votes cast at the meeting or (ii) whose terms did not expire at such meeting and thus were not nominated for reelection, to consider the tendered resignations and make recommendations to the Board of Directors.  If there are not two such independent Directors, the Board of Directors shall act on the tendered resignations; provided that no Director nominated for reelection who did not receive a majority of the votes cast with respect to that Director at such meeting shall participate in or vote on the decision whether to accept or reject such Director’s tendered resignation.  If an incumbent Director’s tendered resignation is not accepted by the Board of Directors, such Director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.  If a Director’s resignation is accepted by the Board of Directors pursuant to this Section, or if a nominee for Director is not elected and the nominee is not an incumbent Director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board of Directors pursuant to the provisions of Section 15 of these By-Laws.

(d)           The above process relating to nominees for Directors who do not receive the affirmative vote of a majority of the votes cast will be described in each proxy statement of the Corporation pertaining to the election of Directors.